UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Ultratech, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 22, 2008

TO THE STOCKHOLDERS OF ULTRATECH, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Ultratech, Inc., a Delaware corporation (the “Company”), will be held on July 22, 2008, at 2:00 p.m. local time, at the Company’s corporate offices located at Building 2, 2880 Junction Avenue, San Jose, California 95134, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect four (4) directors to serve for the ensuing two years until the expiration of their terms in 2010, or until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

3. To consider and vote on a stockholder proposal relating to the Company’s classified Board of Directors, if properly presented at the Annual Meeting;

4. To consider and vote on a stockholder proposal requesting that the Board of Directors implement certain procedures relating to stockholder proposals, if properly presented at the Annual Meeting; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve.

Only stockholders of record at the close of business on May 23, 2008 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy over the Internet, by telephone or by signing and returning the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be submitted over the Internet, by telephone or by mail to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Arthur W. Zafiropoulo
Chairman of the Board and Chief Executive Officer

June 19, 2008

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 22, 2008
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 22, 2008
MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 STOCKHOLDER PROPOSAL REGARDING THE COMPANY’S CLASSIFIED BOARD OF DIRECTORS
PROPOSAL 4 STOCKHOLDER PROPOSAL REGARDING IMPLEMENTING CERTAIN BOARD PROCEDURES RELATED TO STOCKHOLDER PROPOSALS
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
ANNUAL REPORT OF THE COMPENSATION COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DIRECTOR INDEPENDENCE
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT

ULTRATECH, INC.
3050 Zanker Road
San Jose, California 95134

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 22, 2008

General

The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors of Ultratech, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on July 22, 2008 (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at 2:00 p.m. at the Company’s corporate offices located at Building 2, 2880 Junction Avenue, San Jose, California 95134. These proxy solicitation materials were mailed on or about June 19, 2008 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On May 23, 2008, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, approximately 23,420,146 shares of the Company’s common stock, $.001 par value (“Common Stock”), were issued and outstanding, and there were approximately 301 holders of record of the Common Stock. No shares of the Company’s preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on May 23, 2008. Stockholders may not cumulate votes in the election of directors.

All votes will be tabulated by the inspector of elections appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares which are not voted by the broker who is the record holder of the shares because the broker does not receive voting instructions from the beneficial owners of those shares or does not vote the shares in other circumstances in which proxy authority is defective or has been withheld with respect to any matter. Directors are elected by a plurality vote. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on such matter. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions with respect to any matter other than the election of directors will be treated as shares present or represented and entitled to vote on that matter and will thus have the same effect as negative votes. Broker non-votes are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained.

Revocability of Proxies

If the enclosed form of proxy is properly signed and returned or if you submit your proxy and voting instructions over the Internet or by telephone, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. Stockholders submitting proxies over the Internet or by telephone should not mail the proxy voting instruction form. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each director proposed by the Board unless the authority to vote for the election of any such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4, and with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends. If you vote your proxy by mail, you may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company’s principal executive offices, a notice of revocation or another signed proxy with a later date. If you choose to vote your proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the proxy card referencing your voter control number. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. Except as described above, the Company does not presently intend to solicit proxies other than by mail. The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies, and the Company currently expects to pay D.F. King & Co., Inc. approximately $3,000 for its services, though D.F. King & Co.’s fees could be significantly more if the Company decides to use its services more extensively.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2009 Annual Meeting and to be included in the Company’s proxy statement and form of proxy relating to that meeting must be received no later than February 19, 2009. Any other proposals of stockholders that are intended to be presented by such stockholders at the Company’s 2009 Annual Meeting must be received no later than 90 days prior to the meeting date, provided that if less than 100 days prior notice or public disclosure of the date of the meeting is given or made to stockholders, notice of the stockholder proposal must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. All proposals of stockholders intended to be presented by such stockholders at an Annual Stockholders Meeting, and all notices thereof, must meet the requirements of the Company’s Bylaws and any other applicable legal requirements. In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal before May 5, 2009.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

General

On July 23, 1993, the Board of Directors and stockholders of the Company approved the Company’s Amended and Restated Certificate of Incorporation to provide for a classified Board of Directors consisting of two classes of directors, each serving staggered two-year terms. The Amended and Restated Certificate of Incorporation became effective on October 6, 1993 and was amended in 1995 and 1998 by the stockholders to give effect to increases in the number of authorized shares of Common Stock. The Amended and Restated Certificate of Incorporation was amended in 2003 by the stockholders to change the name of the Company to Ultratech, Inc.

The class of directors whose term of office expires at the Annual Meeting currently consists of four directors, all of whom are current directors of the Company. The directors elected to this class will serve for a term of two years, expiring at the 2010 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified. The names and ages of the persons who are nominees for director, the terms of their proposed directorship, and their positions and offices with the Company as of May 15, 2008 are set forth below.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The four candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve for their respective terms or until their successors have been elected and qualified. The proxies solicited by this Proxy Statement may not be voted for more than four nominees.

Nominees for Term Ending Upon the 2010 Annual Meeting of Stockholders

Arthur W. Zafiropoulo, 69, founded the Company in September 1992 to acquire certain assets and liabilities of the Ultratech Stepper Division (the “Predecessor”) of General Signal Technology Corporation (“General Signal”) and, since March 1993, has served as Chief Executive Officer and Chairman of the Board. Additionally, Mr. Zafiropoulo served as President of the Company from March 1993 to March 1996, from May 1997 until April 1999 and from April 2001 to January 2004. Since October 2006, Mr. Zafiropoulo has also served as the Company’s President and Chief Operating Officer. Between September 1990 and March 1993, he was President of the Predecessor. From February 1989 to September 1990, Mr. Zafiropoulo was President of General Signal’s Semiconductor Equipment Group International, a semiconductor equipment company. From August 1980 to February 1989, Mr. Zafiropoulo was President and Chief Executive Officer of Drytek, Inc., a plasma dry-etch company that he founded in August 1980, and which was later sold to General Signal in 1986. From July 1987 to September 1989, Mr. Zafiropoulo was also President of Kayex, a semiconductor equipment manufacturer, which was a unit of General Signal. From July 2001 to July 2002, Mr. Zafiropoulo served as Vice Chairman of SEMI (Semiconductor Equipment and Materials International), an international trade association representing the semiconductor, flat panel display equipment and materials industry. From July 2002 to June 2003, Mr. Zafiropoulo served as Chairman of SEMI, and was on the Board of Directors of SEMI from July 1995 to December 2007. In December 2007, Mr. Zafiropoulo was elected as Director Emeritus of SEMI.

Joel F. Gemunder, 68, has been a director of the Company since October 1997. Mr. Gemunder has been President and a member of the board of directors of Omnicare, Inc., a pharmacy services provider, since 1981, and has been Chief Executive Officer of Omnicare since May 2001. Mr. Gemunder has also served as a member of the board of directors of Chemed Corp., a company operating in the sewer, drain and pipe cleaning, HVAC services and plumbing repair business and the HVAC and appliance repair and maintenance business, since 1977.

Nicholas Konidaris, 63, has served as a director of the Company since July 2000. Mr. Konidaris has served as President, Chief Executive Officer and as a director of Electro Scientific Industries, Inc., a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets, since January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America, Corp., a holding company of Advantest America, Inc., which is a manufacturer of testers and handlers. From February 1997 to July 2000, Mr. Konidaris served as the Chief Executive Officer of Advantest America, Corp. From July 1997 to January 2004, Mr. Konidaris also served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc.

Rick Timmins, 56, has served as a director of the Company since August 2000. From January 1996 until April 2007, Mr. Timmins served as Vice-President of Finance for Cisco Systems, Inc. Mr. Timmins has served as a member of the board of directors of Transmeta Corporation, a developer of computing, microprocessing and semiconductor technologies, since May 2003, and is the chairman of the audit committee of Transmeta’s board of directors. Mr. Timmins is also a director of Liquid Computing Inc., a developer of software defined real time infrastructure technology, and is a member of both the audit and compensation committees of Liquid Computing Inc.’s board of directors. Mr. Timmins holds a B.S. degree in accounting and finance from the University of Arizona and an M.B.A. degree from St. Edward’s University.

Directors Not Up for Election Whose Term Ends Upon the 2009 Annual Meeting of Stockholders

Dennis R. Raney, 65, has served as a director of the Company since April 2003. Mr. Raney has served as Principal of Liberty-Greenfield, LLP, a company that advises clients on real estate issues that have significant financial or operational consequences to their business, since May 2005. Mr. Raney served as Chief Financial Officer of eONE Global, LP, a company that identifies, develops and operates emerging electronic payment systems and related technologies that address e-commerce challenges, from July 2001 to June 2003. From March 1998 to July 2001, Mr. Raney served as Chief Financial Officer and Executive Vice President of Novell, Inc., a producer of network software. From January 1997 to December 1997, Mr. Raney served as Chief Financial Officer and Executive Vice President of QAD, Inc., a provider of enterprise resource planning software. Mr. Raney has also served as a director of EasyLink Services Corporation, a provider of information exchange services, since March 2003, and has served as chair of the audit committee of EasyLink’s board of directors since June 2004. In addition, since February 2004, Mr. Raney has served as a director of Enliven Corporation (formerly ViewPoint Corporation), a provider of visual application development, content assembly and delivery technology, and as chair of the audit committee of Enliven’s board of directors. Mr. Raney has served as a director, and as chair of the audit committee of the board of directors, of Infiniti Solutions, a provider of semiconductor testing, assembly and prototyping services, since July 2004. Mr. Raney served as a director of Equinix, a provider of data center and internet exchange services from April 2003 to June 2005, and served as chair of the audit committee of Equinix’s board of directors during that time. From July 2002 to June 2003, Mr. Raney served as a director of ProBusiness Services, Inc., which was acquired by Automatic Data Processing, Inc. in June 2003. Mr. Raney also served as a director and audit committee member of Redleaf, Inc., a technology operating company that provides services and capital for pre-seed state technology companies, from April 1999 to June 2003. Mr. Raney previously served as a director and audit committee member of W.R. Hambrecht & Company, an investment banking firm, from March 1999 to July 2001 and served as a director and audit committee member of ADAC Laboratories, a company that designs, develops, manufactures, sells and services electronic medical imaging and information systems, from March 1999 to March 2001. Mr. Raney holds a B.S. degree in chemical engineering from the South Dakota School of Mines & Technology and an MBA from the University of Chicago.

Henri Richard, 49, has served as a director of the Company since April 2006. Since September 2007, Mr. Richard has served as Senior Vice President, Chief Sales and Marketing Officer at Freescale Semiconductor, Inc. (“Freescale”). Prior to joining Freescale in September 2007, Mr. Richard was Executive Vice President, Chief Sales and Marketing Officer at Advanced Micro Devices, Inc. (“AMD”), where his duties included oversight of the company’s global field sales and support organization, corporate marketing, and go-to-market activities for all AMD customer segments, including commercial, consumer and innovative solutions groups, and the company’s 50x15 digital inclusion initiative. Mr. Richard joined AMD in April 2002 as Group Vice President, Worldwide Sales. He was promoted to Senior Vice President in May 2003 and was appointed Executive Vice President and Chief Sales and Marketing Officer in February 2004. Prior to joining AMD, Mr. Richard was Executive Vice President of Worldwide Field Operations at WebGain, Inc., a privately held provider of Java software for Fortune

500 companies. Before WebGain, he was vice president of Worldwide Sales and Support for IBM’s Technology Group. Mr. Richard has also held senior executive positions with several notable companies in the U.S. and Europe, including tenures as President of the Computer Products Group at Bell Microproducts, Executive Vice President at Karma International, and Vice President at Seagate Technology/Conner Peripherals.

Vincent F. Sollitto, Jr., 60, has served as a director of the Company since July 2000. Since November 2005, Mr. Sollitto has served as Chairman of Syntax-Brillian Corp., a high definition television developer and manufacturer, and served as Chief Executive Officer of Syntax-Brillian Corp. from November 2005 to October 2007. From September 2003 to November 2005 when it merged with Syntax Groups Corporation, Mr. Sollitto served as President and Chief Executive Officer, and as a director of Brillian Corp., a high definition television developer and manufacturer. Between February 2003 and August 2003, Mr. Sollitto served as President of Sollitto Associates, a management consulting firm. Mr. Sollitto served as a director and the Chief Executive Officer for Photon Dynamics, a manufacturer of test, repair and inspection equipment for the flat panel display industry, from June 1996 to February 2003. Mr. Sollitto served as acting Chief Financial Officer of Photon Dynamics from March 1998 to July 1998. From July 1993 to February 1996, Mr. Sollitto served as Vice-President and General Manager of Fujitsu Microelectronics, a semiconductor and electronics device company. Mr. Sollitto served as a director, and as a member of the audit and compensation committees of the board of directors, of Irvine Sensors Corporation, a developer of advanced signal processing and image stabilization technologies, from 1997 to 2004. Mr. Sollitto has served as a director, and as a member of the audit committee and chairman of the compensation committee of the board of directors, of Applied Films Corporation, a solutions provider of thin film technology for the flat panel display industry, since July 1999.

Board Committees and Meetings

During the fiscal year ended December 31, 2007, the Board of Directors held seven (7) meetings and acted by unanimous written consent on one occasion. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Current copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee as well as the Corporate Governance Policies of the Board of Directors can be found on the Company’s website at www.ultratech.com. During the respective term of his service on the Board and its committees during the past fiscal year, each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served.

Executive Sessions

Executive sessions of non-management directors are generally held four times a year, at the end of a regular meeting of the Board of Directors. The sessions are chaired by Mr. Rick Timmins, the Lead Outside Director.

Communications with the Board

Any stockholder may communicate with the Board of Directors by postal mail. Communications that are intended specifically for non-management directors should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee. Communications that are intended for a specific director should be sent to the attention of that director. Communications should be sent to: Investor Relations, Attn: Board of Directors, c/o Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134. The Company’s Investor Relations department will screen all communications for offensive or otherwise inappropriate messages, including advertisements and other solicitations unrelated to the Company or the activities of the Board of Directors.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

The Company strongly encourages attendance by each incumbent director and each nominee to the Board at its Annual Meetings of Stockholders. Five Board members attended the Company’s 2007 Annual Meeting of Stockholders.

Compensation Committee

The Compensation Committee currently consists of four (4) directors, Messrs. Gemunder, Richard, Sollitto and Timmins. The Board of Directors has determined that each current member of the Compensation Committee is an “independent director” as that term is defined in Marketplace Rule 4200 of The Nasdaq Stock Market. The Compensation Committee has a written charter, which was adopted by the Board of Directors in January 2003 and amended in February 2004. The Compensation Committee is primarily responsible for approving the Company’s general compensation policies and setting compensation levels for the Company’s executive officers. The Compensation Committee also administers the Company’s 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”) and the Company’s 1998 Supplemental Stock Option fisStock Issuance Plan. For the 2007 fiscal year, the Compensation Committee was initially comprised of Messrs. Gemunder, Richard and Sollitto. Mr. Richard left the Compensation Committee in April 2007 because he ceased to be an “independent director” under Marketplace Rule 4200 of The Nasdaq Stock Market as AMD, a company for which Mr. Richard then served as an executive officer, accounted for more than 5% of the Company’s consolidated gross revenues in fiscal year 2006. Mr. Timmins became a member of the Compensation Committee in July 2007, and Mr. Richard, after his departure from AMD, rejoined the Compensation Committee in October 2007. During the 2007 fiscal year, the Compensation Committee held five (5) meetings and did not act by unanimous written consent.

Audit Committee

The Audit Committee currently consists of three (3) directors, Messrs. Konidaris, Raney and Timmins. The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent auditors, as well as compliance with related legal and regulatory requirements and performance of the Company’s accounting practices and internal controls. During the 2007 fiscal year, the Audit Committee held six (6) meetings and did not act by unanimous written consent.

The Board of Directors adopted and approved a written charter for the Audit Committee on June 8, 2000. The Audit Committee’s charter was substantially revised on January 28, 2003 and was further amended on February 2, 2004. The Board of Directors has determined that each current member of the Audit Committee is “independent” as that term is defined in Rule 10A-3 under the Securities Exchange Act of 1934 and an “independent director” as that term is defined in Marketplace Rule 4200 of The Nasdaq Stock Market. In addition, the Board of Directors has determined that each of Mr. Raney and Mr. Timmins is an “Audit Committee Financial Expert” as that term is defined by Item 407 of SEC Regulation S-K.

Nominating and Corporate Governance Committee

The Nominating Committee, which was formed in April 2001, and which was changed to the Nominating and Corporate Governance Committee in January 2003, currently consists of four (4) directors, Messrs. Konidaris, Raney, Richard and Sollitto. The Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is an “independent director” as that term is defined in Marketplace Rule 4200 of The Nasdaq Stock Market. For the 2007 fiscal year, the Nominating and Corporate Governance Committee was initially comprised of Messrs. Konidaris and Timmins. In July 2007, Mr. Timmins left the Committee and Messrs. Raney and Sollitto joined the Committee. In October 2007, Mr. Richard joined the Committee. During the 2007 fiscal year, the Nominating and Corporate Governance Committee held one (1) meeting and did not act by unanimous written consent. In January 2003, the Board of Directors substantially revised the written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends to the Board of Directors the individuals to be nominated to stand for election to the Board by stockholders at each annual meeting and to fill vacancies on the Board, implements the Board’s criteria for selecting new directors, develops and recommends or assesses corporate governance policies of the Company and the Board, and oversees the Board’s and Board Committees’ annual evaluations.

Consideration of Director Nominees

Stockholder Candidate Recommendations

The Nominating and Corporate Governance Committee will consider candidates for election to the Board recommended by stockholders. In evaluating such candidates, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” The notice of recommendation delivered to the Company must be received within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the relevant Annual Meeting of Stockholders and must set forth as to each proposed nominee who is not an incumbent director (i) all information relating to the individual recommended or nominated that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name(s) and address(es) of the stockholder(s) making the recommendation and the amount of the Company’s securities which are owned beneficially and of record by such stockholder(s), (iii) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on any criteria publicly stated to be considered by the Nominating and Corporate Governance Committee in evaluating prospective Board candidates, including those identified below, (iv) a representation that the stockholder is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials, and (v) any material interest of the stockholder in the recommendation. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Chair of the Nominating and Corporate Governance Committee, Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134.

Director Qualifications

The Board of Directors’ policy is to encourage the selection of directors who will contribute to the Company’s overall corporate goals of responsibility to its stockholders, industry leadership, customer success, positive working environment, and integrity in financial reporting and business conduct. The Board and the Nominating and Corporate Governance Committee review from time to time the experience and characteristics appropriate for Board members and Director candidates in light of the Board’s composition at the time and skills and expertise needed at the Board and committee levels. In addition, the Nominating and Corporate Governance Committee considers whether the candidate:

•	has a reputation for integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	has demonstrated business acumen and experience, and the ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

•	has the ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	has a commitment to understand the Company and its business, industry and strategic objectives;

•	has a commitment and the ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, including the number of other company Boards on which the candidate serves and the candidate’s ability to generally fulfill all responsibilities as a director of the Company;

•	is willing to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

•	is in good health and has the ability to serve;

•	for prospective non-employee directors, would be independent under applicable SEC and Nasdaq rules;

•	has any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, serving as a director; and

•	is willing to accept the nomination to serve as a director of the Company.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee nominates individuals for election as directors at each annual meeting of stockholders and for appointment to fill vacancies on the Board of Directors in consultation with the Company’s Chief Executive Officer. The Committee identifies and evaluates candidates who, based on their biographical information and other information available to the Committee, appear to meet any minimum criteria adopted by the Committee and/or have the specific qualities, skills or experience being sought (based on input from the full Board and the Chief Executive Officer). The Committee operates and chooses nominees or appointees in accordance with its charter.

•	Outside Advisors. The Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Stockholder Suggestions for Potential Nominees. The Committee will consider suggestions of candidates from stockholders properly submitted in accordance with procedures adopted by the Committee, as summarized above.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria adopted by the Committee.

•	Interviews. After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Committee and by the Chief Executive Officer.

•	Board Approval. Upon completion of the above procedures, the Committee shall determine the list of potential candidates to be nominated or appointed to the Board, subject to the approval of the full Board, which shall include approval by a majority of the independent directors. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Committee.

Director Compensation

The following table sets forth certain information regarding the compensation of each non-employee director for service on the Board of Directors during the 2007 fiscal year.

	Fees Earned or Paid	Option	Stock
Name	in Cash ($)(1)	Awards ($)(2)	Awards ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)

Joel F. Gemunder	49,000	29,685	24,064	102,749
Nicholas Konidaris	48,000	29,685	24,064	101,749
Rick Timmins	66,625	29,685	24,064	120,374
Dennis R Raney	48,875	30,608	24,064	103,547
Henri Richard	45,000	80,008	24,064	149,072
Vincent F. Sollitto	56,500	29,685	24,064	110,249

(1)	Represents cash retainer fees for serving on the Company’s Board and committees of the Board and fees for attending meetings of the Board or Board committees.

(2)	The amounts shown reflect the compensation expense recognized for financial statement reporting purposes for the 2007 fiscal year, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), with respect to stock option grants made to such Board members in the 2007 fiscal year or in prior fiscal years. The reported amount is based on the grant-date fair value of each such option grant under SFAS 123(R) but does not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the SFAS 123(R) grant-date fair value of each option grant are set forth in Note 5 to the Company’s Consolidated Financial Statements for the 2007 fiscal year included in the Company’s Annual Report on Form 10-K for such fiscal year. The following table shows for each named individual (a) the grant date of each of his option awards during the 2007 fiscal year, (b) the exercise price, (c) the grant-date fair value of that option (as calculated in accordance with SFAS 123(R)) and (d) the aggregate number of shares subject to all outstanding options held by that individual as of December 31, 2007:

				Number of Shares
				of Common Stock
				Subject to All
			SFAS 123(R)	Outstanding
	Option Grant	Exercise	Grant-Date Fair	Options Held as of
Name	Date	Price	Value	December 31, 2007

Joel F. Gemunder	—	—	—	56,000
Nicholas Konidaris	—	—	—	56,000
Rick Timmins	—	—	—	56,000
Dennis R Raney	—	—	—	36,000
Henri Richard	2/5/07	$11.96	$45,360	20,000
Vincent F. Sollitto	—	—	—	56,000

(3)	The amount shown reflects the compensation expense recognized in the Company’s financial statements for the 2007 fiscal year, in accordance with the SFAS 123(R), with respect to restricted stock unit awards covering 5,000 shares of the Company’s Common Stock made during the 2007 fiscal year to each of the following Board members pursuant to the automatic grant program in effect under the 1993 Plan: Messrs. Raney, Richard, Gemunder, Konidaris, Sollitto and Timmins. The SFAS 123(R) grant-date fair value for such 5,000 share award was $63,100, based on the fair market value of the Company’s Common Stock on the award date, and the amount shown in column (d) is based on such grant-date fair value but was not reduced to take into account any estimated forfeitures related to service-based vesting conditions. The non-employee Board members did not hold any other restricted stock or restricted stock unit awards as of December 31, 2007. The following table shows for each named individual (a) the grant date of his restricted stock unit award during the 2007 fiscal year, (b) the grant-date fair value of that award (as calculated in accordance with SFAS 123(R)); and (c) the aggregate number of shares subject to all outstanding restricted stock units held by that individual as of December 31, 2007:

			Number of Shares of
			Common Stock Subject
			to All Outstanding
		SFAS 123(R)	Restricted Stock Units
		Grant-Date Fair	Held as of December 31,
Name	Award Date	Value ($)	2007 (#)

Joel F. Gemunder	7/24/07	63,100	5,000
Nicholas Konidaris	7/24/07	63,100	5,000
Rick Timmins	7/24/07	63,100	5,000
Dennis R Raney	7/24/07	63,100	5,000
Henri Richard	7/24/07	63,100	5,000
Vincent F. Sollitto	7/24/07	63,100	5,000

Director Annual Retainer and Meeting Fees.  During the fiscal year ended December 31, 2007, the cash compensation paid to the non-employee Board members was as follows: (i) an annual cash retainer fee of $30,000, (ii) an additional cash fee of $10,000 for service as Chairman of the Audit Committee, (iii) an additional cash fee of $7,500 for service as Chairman of any standing Board committee other than the Audit Committee, (iv) a cash fee of $2,000 per Board meeting, (v) a cash fee of $2,000 per standing Board committee meeting (except no fee for a Board committee meeting held on the same day as a Board meeting), and (vi) a cash fee of $1,000 per standing Board committee meeting held on the day before or after a Board meeting at the Company’s headquarters.

1993 Stock Option/Stock Issuance Plan.  Pursuant to the automatic grant program in effect under the 1993 Plan, each individual first elected or appointed to the Board as a non-employee director on or after the date of the 2007 Annual Meeting will receive a one-time automatic grant of restricted stock units covering 7,500 shares of the Common Stock at the time of his or her initial election or appointment to the Board, provided such individual has not previously been in the Company’s employ. On the date of each Annual Stockholders Meeting, each non-employee Board member who is to continue to serve on the Board, whether or not he or she is standing for re-election to the Board at that particular Annual Meeting and whether or not he or she has been in the prior employ of the Company, will automatically receive an award of restricted stock units covering 5,000 shares of the Common Stock. There is no limit on the number of such annual 5,000-share restricted stock unit awards any one individual may receive over his or her period of continued Board service, but no individual will receive a 5,000-share restricted stock unit award for a particular year under the automatic grant program if he or she has received his or her initial restricted stock unit award under the automatic grant program within the immediately preceding six (6) months.

Each restricted stock unit award granted under the automatic grant program is subject to the following terms and conditions:

•	The shares subject to the initial 7,500-share restricted stock unit award will vest as follows: (i) fifty percent (50%) of the shares will vest upon the director’s completion of one (1) year of Board service measured from the grant date, and the remaining shares will vest in three (3) successive equal annual installments upon such director’s completion of each of the next three (3) years of Board service thereafter. The shares subject to each annual 5,000-share restricted stock unit award will vest upon the earlier of (i) the director’s completion of one (1) year of Board service measured from the grant date or (ii) the director’s continuation in Board service through the day immediately prior to the Annual Stockholders Meeting immediately following the Annual Stockholders Meeting at which the restricted stock unit award was made.

•	Should the director die or become permanently disabled while serving as a Board member, then the shares of Common Stock at the time subject to each restricted stock unit award made to that individual under the automatic grant program will immediately vest.

•	The shares of Common Stock at the time subject to each outstanding restricted stock unit award under the automatic grant program will immediately vest in the event of a change in control of the Company.

•	The shares which vest under each restricted stock unit award will be issued at the time of vesting or as soon as administratively practicable thereafter, but in no event later than the later of the close of the calendar year in which the vesting date occurs or the fifteenth day of the third calendar month following such vesting date. However, one or more awards may be structured so that the issuance of the shares which vest under those awards will be deferred until the director ceases Board service or the occurrence of any earlier event such as a change in control or a designated date.

•	Should any dividend or other distribution payable other than in shares of Common Stock be declared and paid on outstanding Common Stock while an initial or annual restricted stock unit award under the automatic grant program is outstanding, then a special book account will be established for the non-employee director holding the award and credited with a dividend equivalent to the actual dividend or distribution which would have been paid on the shares subject to the restricted stock unit award had they been issued and outstanding and entitled to that dividend or distribution. The amount attributable to such dividend equivalents will be distributed to the non-employee director concurrently with the issuance of the vested shares to which those dividend equivalents relate.

Each of the following non-employee Board members received at the 2007 Annual Stockholders Meeting an automatic restricted stock unit award covering 5,000 shares of Common Stock: Messrs. Raney, Richard, Gemunder, Konidaris, Sollitto and Timmins. In addition, Mr. Richard was granted a stock option on February 5, 2007 in recognition of the exceptional services he performed as a non-employee Board member during the 2006 fiscal year. The stock option provides Mr. Richard with the right to purchase 8,000 shares of the Common Stock at an exercise price per share of $11.96, the fair market value of the Common Stock on such date. Such option was for the same number of option shares, and vested on the same vesting schedule, as the option that Mr. Richard would have received under the Automatic Option Grant Program at the 2006 Annual Meeting (as such Program was in effect under the 1993 Plan at the time of the 2006 Annual Meeting), had he completed at least six months of Board service prior to the 2006 Annual Meeting date.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, the Company’s independent registered public accounting firm during the fiscal year ended December 31, 2007, to serve in the same capacity for the fiscal year ending December 31, 2008, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees billed to the Company by Ernst & Young LLP during fiscal year 2007

Audit Fees

Audit fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s 2007 annual financial statements, review of quarterly financial statements, audit services in connection with statutory filings, consents, review of documents filed with the SEC, Section 404 review of internal control over financial reporting, and accounting and financial reporting consultation totaled $1,362,751. Audit fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s 2006 annual financial statements, review of quarterly financial statements, audit services in connection with statutory filings, consents, review of documents filed with the SEC, Section 404 review of internal control over financial reporting, and accounting and financial reporting consultation totaled $1,486,262.

Audit-Related Fees

There were no audit-related fees billed to the Company by Ernst & Young LLP during the Company’s 2007 and 2006 fiscal years.

Tax Fees

There were no tax fees billed to the Company by Ernst & Young LLP during the Company’s 2007 and 2006 fiscal years.

All Other Fees

Other than as set forth above, there were no other fees billed to the Company by Ernst & Young LLP during the Company’s 2007 and 2006 fiscal years.

Financial Information Systems Design and Implementation Fees

The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2007.

All of the 2007 audit fees, audit-related fees and tax fees, and all other fees, were approved by the Audit Committee of the Company’s Board of Directors. The Audit Committee has delegated to Mr. Timmins the ability to approve, on behalf of the Audit Committee and in accordance with Section 10A under the Securities Exchange Act of 1934, services to be performed by the Company’s independent auditors.

The Audit Committee considered whether the provision of audit-related services, tax services, financial information systems design and implementation services and other non-audit services is compatible with the principal accountants’ independence.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING
THE COMPANY’S CLASSIFIED BOARD OF DIRECTORS

William C. Thompson, Jr., Comptroller, City of New York, on behalf of the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund and the New York City Board of Education Retirement System (together, the “Systems”), which are the beneficial owners of an aggregate of a reported 75,266 shares of the Company’s Common Stock with an address of 1 Centre Street Room 736, New York, NY 10007-2341, has notified the Company that the Systems intend to present the following proposal at the Annual Meeting:

BE IT RESOLVED, that the stockholders of Ultratech, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system subsequently expires.

Supporting Statement of the Systems

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only a fraction of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

Ultratech’s Statement in Opposition to Proposal Three

The Board of Directors has carefully considered the foregoing proposal. The same proposal was submitted to a vote of stockholders at the 2007 annual meeting of stockholders, and, although a majority of the shares represented at the 2007 annual meeting that voted on the proposal voted in favor of the proposal, the Board of Directors continues to believe that this proposal should not be implemented as it is not in the best interests of the Company or its stockholders.

The Board of Directors has always taken and will always take the views of the Company’s stockholders seriously and, with the assistance of outside legal counsel, carefully considered the vote of the Company’s stockholders on this proposal at the 2007 annual meeting and this proposal, as well as the arguments both in favor of and in opposition to classified Boards of Directors and the particular circumstances of the Company. Following extensive review and deliberation, the Board of Directors concluded that the Company’s classified Board structure continues to promote the best interests of the Company’s stockholders.

As provided in the Company’s Certificate of Incorporation, the Company has two classes of directors, with members of each class elected to two-year terms. The classes are staggered, such that stockholders vote on one class of directors each year. The Company has had this structure, which was approved by the Company’s stockholders, continuously since it went public in 1993. The Board of Directors believes that the classified Board structure continues to promote the best interests of the Company’s stockholders while providing appropriate accountability to stockholders.

The Company’s classified Board structure is designed to promote continuity and stability of leadership. Electing directors to staggered two-year terms helps ensure that the Board will have directors with prior experience with, and knowledge of, the Company’s business and strategy. Directors who have experience with the Company and knowledge of its business and strategic plans are a valuable resource and, in the Board’s view, are well-

positioned to make fundamental decisions in the best interests of the Company and its stockholders. Further, the Board of Directors believes that a longer term enhances the independence of non-employee directors by reducing pressure to act too quickly or in an uninformed manner and properly focusing directors on long-term and sustainable growth, profitability and stockholder value. The Board of Directors believes that this knowledge, continuity and stability facilitates the Company’s ability to maximize stockholder value and that the risk of losing all directors in a single year could result in significant harm to the Company and its stockholders.

The Board of Directors further believes that the benefits of the current classified Board structure do not come at the cost of directors’ accountability to stockholders. The Company’s directors are required to uphold their fiduciary duty to the Company and its stockholders, regardless of the length of their term of service. In addition, unlike many companies with classified Boards, the Company’s Board has only two classes (as opposed to three classes), which means that roughly half the directors (depending on the size of the Board) are presented to stockholders for election each year and each director is presented at least every two years. Further, six of the seven members of the Board of Directors are independent directors. In the view of the Board of Directors, these factors ensure that directors remain accountable to the stockholders.

The Board of Directors observes that a large number of well-respected companies have classified Boards, including many companies in the S&P 500.

Having a classified Board structure also operates to give the Board of Directors adequate time to consider an acquisition offer, explore alternatives and negotiate the best price for all of the Company’s stockholders, while reducing the risk that a third party could quickly take control of the Company’s business and assets without paying fair value. The Board of Directors believes that having a classified Board strongly encourages a person or persons seeking to obtain control of the Company to negotiate mutually agreeable terms with the Board of Directors. The classified Board structure provides the Board of Directors with greater leverage to evaluate the adequacy and fairness of any takeover proposal, to negotiate on behalf of all stockholders and to consider alternative methods of maximizing stockholder value. The Company’s classified Board structure and the leverage it creates takes on additional importance in light of the expiration of the Company’s shareholder rights plan in 2007. It is important to note, however, that although the Company’s classified Board can enhance the leverage of the Board of Directors in seeking a course of action in the best interests of the stockholders, the classified Board would not preclude a person from ultimately taking control of the Company.

Stockholders should be aware that approval of this proposal is not binding on the Company or the Board of Directors, and it would not eliminate the Company’s classified Board structure. In the event the Company’s stockholders approve this proposal, further action by the Board of Directors and, subsequently, the stockholders would be required to amend the Company’s Certificate of Incorporation to declassify the Board of Directors. Any such amendment would need to be approved by the Board of Directors and presented at a subsequent meeting of stockholders for their approval. While the Board of Directors would duly reconsider the merits of declassifying the Board in light of an approval of this proposal by the stockholders, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interests of the Company and all its stockholders.

Finally, the Board of Directors notes that the notice of the intention to present this proposal was not properly submitted under the Company’s bylaws. Nevertheless, the Board of Directors has determined to allow the proposal to be presented and voted upon at the Annual Meeting.

Recommendation of the Board of Directors

For all of the foregoing reasons, the Board of Directors unanimously recommends that you vote AGAINST this proposal. Proxies received by the Company will be voted against this proposal unless the stockholder otherwise specifies in the proxy.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING IMPLEMENTING CERTAIN
BOARD PROCEDURES RELATED TO STOCKHOLDER PROPOSALS

William C. Thompson, Jr., Comptroller, City of New York, on behalf of the New York City Employees’ Retirement System (the “Employees’ Retirement System”), which is the beneficial owner of a reported 37,811 shares of the Company’s Common Stock with an address of 1 Centre Street Room 736, New York, NY 10007-2341, has notified the Company that the Employee’s Retirement System intends to present the following proposal at the Annual Meeting:

WHEREAS, in 2002, United States Congress, the Securities and Exchange Commission, and the stock exchanges, recognizing the urgent need to restore public trust and confidence in the capital markets, acted to strengthen accounting regulations, to improve corporate financial disclosure, independent oversight of auditors, and the independence and effectiveness of corporate boards; and

WHEREAS, we believe these reforms, albeit significant steps in the right direction, have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them; and

WHEREAS, we believe the reforms have not addressed a major concern of institutional investors — the continuing failure of numerous boards of directors to adopt shareholder proposals on important corporate governance reforms despite the proposals being supported by increasingly large majorities of the totals of shareholder votes cast for and against the proposals;

WHEREAS, the Board of Directors of our company has not adopted shareholder proposals that were supported by majority votes;

NOW, THEREFORE, BE IT RESOLVED: That the shareholders request the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or by-laws) to establish an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

In adopting such a policy, the Board of Directors should include the following steps:

•	Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

•	Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal, to the full Board of Directors, for action consistent with the company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.

Ultratech’s Statement in Opposition to Proposal Four

The Board of Directors believes that the Company’s current procedures to foster and facilitate stockholder communications with the Board, which are discussed in more detail beginning on page 5 of this Proxy Statement, provide an appropriate and meaningful means to communicate with the Board. The Board of Directors not only recognizes the importance of providing stockholders with a reasonable opportunity to communicate with, and have access to, the Board and management, but hopes that stockholders will take advantage of that opportunity.

Although communication between stockholders and the Board are important and desirable, the Board of Directors believes that adopting a specific, rigid procedure to be followed both in communicating with stockholders and in evaluating and acting on stockholder proposals in all instances is both inadvisable and inappropriate. The Board of Directors has a fiduciary duty to act in an informed manner as it deems to be in the best interests of the Company and its stockholders. Fulfillment of that duty in any particular instance may require a different response or additional time to evaluate and consider the requested action, and the Board will likely need to take many factors into account in determining how to proceed. Further, other issues facing the Company may need to be a priority resulting in the need for additional time to address a stockholder proposal. As a result, it is appropriate for the Board of Directors to determine how and when to respond to a particular stockholder proposal, as well as what, if any, action the Company should take, based on what it deems to be in the best interests of the Company and its stockholders under the circumstances and not based solely on voting results.

Further, it is important to note that due to abstentions and shares not voted on a particular stockholder proposal, a stockholder proposal that is supported by a majority of the votes cast at a meeting can, and often does, represent a minority of the voting power of a company’s outstanding shares.

The Board of Directors always has taken and always will take the views of the Company’s stockholders seriously and, with the assistance of outside legal counsel, carefully considered this proposal. Following extensive review and deliberation, the Board of Directors concluded that the Company’s current communication policies and procedures provide ample means to foster and facilitate stockholder communications with the Board, and that adopting the requested policy is inappropriate, could conflict with the Board’s fiduciary duties in any particular instance, and is not in the best interests of the Company or its stockholders.

In addition, the Board of Directors notes that the notice of the intention to present this proposal was not properly submitted under the Company’s bylaws. Nevertheless, the Board of Directors has determined to allow the proposal to be presented and voted upon at the Annual Meeting.

Recommendation of the Board of Directors

For all of the foregoing reasons, the Board of Directors unanimously recommends that you vote AGAINST this proposal. Proxies received by the Company will be voted against this proposal unless the stockholder otherwise specifies in the proxy.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of March 31, 2008 (unless otherwise stated in the footnotes) by (i) all persons known to the Company who are or who may be deemed beneficial owners of five percent (5%) or more of the Common Stock based solely on a review of Form 4, Schedule 13G and Schedule 13D filings with the Securities and Exchange Commission since January 1, 2007, (ii) each director of the Company, (iii) the named executive officers and (iv) all directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Ultratech, Inc., 3050 Zanker Road, San Jose, CA, 95134. Unless otherwise indicated, each of the security holders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Except as otherwise indicated in the footnotes to the table or for shares of Common Stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, to the Company’s knowledge none of the shares reported as beneficially owned are currently pledged as securities for any outstanding loan or indebtedness.

	Shares of	Percentage of
	Common Stock	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Owned	Owned(1)

Temujin Holdings Ltd.(2)	3,976,751	17.0%
Thales Fund Management, LLC Marek T. Fludzinski
140 Broadway, 45th Floor New York, NY 10005
Tocqueville Asset Management, L.P.(3)	3,259,124	13.9%
40 West 57th Street, 19th Floor New York, New York 10019
Artisan Partners Limited Partnership(4)	2,489,200	10.7%
Artisan Investment Corporation ZFIC, Inc.
Andrew A. Ziegler Carlene M. Ziegler Artisan Funds, Inc.
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
David J. Greene and Company, LLC(5)	1,746,944	7.5%
599 Lexington Avenue New York, NY 10022
Wells Fargo & Company(6)	1,448,522	6.2%
Wells Capital Management Incorporated Wells Fargo Funds Management, LLC Lowry Hill Investment Advisors, Inc.
420 Montgomery Street San Francisco, CA 94104

	Shares of	Percentage of
	Common Stock	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Owned	Owned(1)

Barclays Global Investors, NA(7)	1,262,173	5.4%
Barclays Global Fund Advisors Barclays Global Investors, Ltd
45 Fremont Street San Francisco, CA 94105
Seasons Capital Management, LLC(8)	1,254,857	5.4%
50 California Street, Suite 2750 San Francisco, CA 94111
Arthur W. Zafiropoulo(9)	2,310,417	9.9%
Bruce R. Wright(10)	671,211	2.9%
Joel Gemunder(11)	57,000	*
Rick Timmins(12)	68,500	*
Vincent F. Sollitto(13)	56,000	*
Nicholas Konidaris(14)	56,000	*
Dennis Raney(15)	38,000	*
Henri Richard(16)	16,000	*
All directors and executive officers as a group (8 persons)(17)	3,273,128	14.0%

*	Less than one percent of the outstanding Common Stock.

(1)	Percentage of ownership is based on 23,371,055 shares of Common Stock issued and outstanding on March 31, 2008. This percentage also takes into account the Common Stock to which such individual or entity has the right to acquire beneficial ownership within sixty (60) days after March 31, 2008, including through the exercise of options or pursuant to outstanding restricted stock units; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended.

(2)	Temujin Holdings, Ltd. (“Temujin”), Thales Fund Management, LLC (“Thales”) and Marek T. Fludzinski information is based on their Schedule 13D filed with the Securities and Exchange Commission on February 6, 2008. According to the Schedule 13D, Thales and Marek T. Fludzinski disclaim beneficial ownership of the shares held by Temujin. Thales is the investment manager for Temujin, and in its capacity as investment manager, has sole power to vote and dispose of the shares owned by Temujin. Marek T. Fludzinski is a principal of Thales.

(3)	Tocqueville Asset Management, L.P. information is based on its Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.

(4)	Information regarding Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. is based on their Schedule 13G filed with the Securities and Exchange Commission on March 7, 2008. According to the Schedule 13G, Artisan Funds, Inc. has beneficial ownership over 1,304,100 shares, and the remaining investors have beneficial ownership over 2,489,200 shares, including the shares held by Artisan Funds, Inc.

(5)	Information regarding David J. Greene and Company, LLC is based on its Schedule 13G filed with the Securities and Exchange Commission on January 25, 2008.

(6)	Information regarding Wells Fargo & Company, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC and Lowry Hill Investment Advisors, Inc. is based on their Schedule 13G filed with the Securities and Exchange Commission on February 8, 2008.

(7)	Information regarding Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd is based on their Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008.

(8)	Information regarding Seasons Capital Management, LLC is based on its Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.

(9)	Includes 1,320,109 shares held in the name of Arthur W. Zafiropoulo, trustee of the Separate Property Trust, dated July 20, 1998, for the benefit of Arthur W. Zafiropoulo. Includes 890,308 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2008. Also includes 100,000 shares held in the name of the Zafiropoulo Family Foundation.

(10)	Includes 59,711 shares held in the name of the Bruce Wright & Kathryn Wright Living Trust UA dated January 3, 1996. Includes 611,500 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2008.

(11)	Includes 56,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2008.

(12)	Includes 56,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2008.

(13)	Consists of 56,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2008.

(14)	Consists of 56,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2008.

(15)	Includes 36,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2008.

(16)	Consists of 16,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2008.

(17)	Includes 1,777,808 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 31, 2008. Does not include securities held by a an executive officer appointed as such after March 31, 2008.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table provides information as of December 31, 2007 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options assumed by the Company in connection with its acquisitions of other companies, and there are no assumed plans under which options can currently be granted.

	A	B	C
			Number of
			Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon Exercise	Weighted Average	Equity Compensation
	of Outstanding Options,	Exercise Price of	Plans (Excluding
	Restricted Stock Units	Outstanding	Securities Reflected in
Plan Category	and Other(3)	Options(4)	Column A)(5)

Equity Compensation Plans Approved by Stockholders(1)	4,415,187	$17.99	1,627,468
Equity Compensation Plans Not Approved by Stockholders(2)	1,133,756	$15.03	28,913

Total	5,548,943	$17.36	1,656,381

(1)	Consists solely of the Company’s 1993 Stock Option/Stock Issuance Plan.

(2)	Consists solely of the Company’s 1998 Supplemental Stock Option/Stock Issuance Plan.

(3)	Includes 172,166 shares subject to restricted stock units that will entitle each holder to one share of Common Stock for each unit that vests over the holder’s period of continued service with the Company.

(4)	Calculated without taking into account the 172,166 shares of Common Stock subject to outstanding restricted stock units that will become issuable following the vesting of those units, without any cash consideration or other payment required for those shares.

(5)	As of December 31, 2007, 1,627,468 shares of Common Stock were available for issuance under the 1993 Stock Option/Stock Issuance Plan. Those shares may be issued upon the exercise of stock options or stock appreciation rights granted under such plan, or those shares may be issued under the stock issuance program in effect under such plan through direct stock bonuses or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

The Supplemental Stock Option/Stock Issuance Plan

The Supplemental Stock Option/Stock Issuance Plan (the “Supplemental Plan”) was implemented by the Board in October 1998 as a non-stockholder approved plan under which option grants or direct stock issuances may be made to employees who at the time of the grant are neither executive officers or Board members nor hold the title of Vice President or General Manager. The Board has authorized 1,950,000 shares of Common Stock for issuance under the Supplemental Plan. All option grants must have an exercise price per share not less than the fair market value per share of the Common Stock on the grant date. Such options will not have a maximum term in excess of ten years and will terminate earlier within a specified period following the optionee’s cessation of service with the Company (or any parent or subsidiary of the Company). Each granted option will vest in one or more installments over the optionee’s period of service with the Company. However, the options will vest on an accelerated basis in the event the Company is acquired and those options are not assumed, replaced or otherwise continued in effect by the acquiring entity. Direct stock issuances may be made with similar vesting conditions. All options granted under the Supplemental Plan will be non-statutory stock options under the Federal tax laws. As of December 31, 2007, options covering 1,133,756 shares of Common Stock were outstanding under the Supplemental Plan, 28,913 shares remained available for future grants, and options covering 787,331 had been exercised.

Share issuances under the 1993 Stock Option/Stock Issuance Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the Supplemental Plan, and share issuances under the Supplemental Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the 1993 Stock Option/Stock Issuance Plan.

Compensation Discussion and Analysis

Introduction.  It is the Company’s intent in this Compensation Discussion and Analysis to inform its stockholders of the policies and objectives underlying the compensation programs for its executive officers. Accordingly, the Company will address and analyze each element of the compensation provided to its two executive officers for the 2007 fiscal year, its chief executive officer and its chief financial officer. The Company is engaged in a very competitive industry, and its success depends upon its ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee of the Company’s Board of Directors administers the compensation programs for the Company’s executive officers with this competitive environment in mind. However, the Company believes that the compensation paid to its executive officers should also be substantially dependent on the Company’s financial performance and the value created for its stockholders. For this reason, the Compensation Committee also utilizes the Company’s compensation programs to provide meaningful incentives for the attainment of the Company’s short-term and long-term strategic objectives and thereby reward those executive officers who make a substantial contribution to the attainment of those objectives.

Compensation Policy for Executive Officers.  The Company has designed the various elements comprising the compensation packages of the Company’s executive officers to achieve the following objectives:

•	attract, retain, motivate and engage executives with superior leadership and management capabilities,

•	provide an overall level of compensation to each executive officer which is externally competitive, internally equitable and performance-driven, and

•	ensure that total compensation levels are reflective of the Company’s financial performance and provide the executive officer with the opportunity to earn above-market total compensation for exceptional business performance.

Each executive officer’s compensation package typically consists of three elements: (i) a base salary, (ii) a cash bonus tied to the Company’s attainment of pre-established financial objectives, and (iii) long-term, stock-based incentive awards, in the form of stock options and restricted stock unit awards, designed to align and strengthen the mutuality of interests between the Company’s executive officers and its stockholders. In determining the appropriate level for each element of such compensation, the Compensation Committee has consistently followed the practice of targeting the total direct compensation levels (cash and equity) for the Company’s executive officers, other than Mr. Zafiropoulo, at or above the 50th percentile of the relevant market data, and for Mr. Zafiropoulo, at or above the 75th percentile of the relevant market data. The Compensation Committee also reviews the Company’s financial performance and subjectively evaluates each executive officer’s level of performance and his or her potential contribution to the Company’s future growth. Accordingly, an executive officer’s actual compensation may be higher or lower than the 50th percentile (or 75th percentile for Mr. Zafiropoulo) for his or her position depending on Company performance and operating results and his or her individual performance and potential. Consistent with the Company’s philosophy of emphasizing pay for performance, the cash compensation component, through its variable incentive bonus feature, is designed to pay above the target when the Company exceeds its goals and below the target when the Company does not.

Comparative Framework.  For purposes of determining whether the various elements of the Company’s executive officer compensation package remain competitive at their targeted levels, the Compensation Committee historically has engaged Compensation Strategies, a compensation consulting firm, to provide competitive market data and advice on the Company’s compensation programs and policies for executive officers. The Compensation Committee uses such data to conduct periodic reviews of the compensation levels in effect for executive officer positions at a peer group of comparable companies in the high-tech and precision manufacturing industries. The companies which have historically comprised the comparative peer group are as follows:

Advanced Energy Industries Inc Applied Materials Asyst Technologies Inc ATMI Inc Axcelis Technologies Inc Brooks Automation Inc Cymer Inc Gerber Scientific Inc GSI Group	KLA-Tencor Corp Kulicke & Soffa Industries Inc Mattson Technology Inc MKS Instruments Inc Novellus Systems Inc Roper Industries Inc Varian Semiconductor Equipment Associates Inc Veeco Instruments

The following companies were also included as part of the peer group for one or more prior years, but they are no longer taken into account for benchmarking the compensation paid to the Company’s executive officers: Coherent, Inc. and Lam Research Corp. Coherent Inc. was removed because it was delisted from Nasdaq, and Lam Research Corp. was removed because it had received a delisting notice from Nasdaq due to delinquent regulatory filings.

However, the Compensation Committee does not conduct comprehensive comparative reviews every year, and based on the Company’s performance in 2006, the Compensation Committee determined that no material compensation adjustments for the 2007 year were warranted. Accordingly, no market analysis covering all executive officer positions was undertaken for the 2007 year, and target compensation was not set at any specific percentile. However, the Compensation Committee increased Mr. Wright’s base salary by $20,000 from $275,000 to $295,000 to compensate Mr. Wright for the increased responsibilities he assumed as a result of the departures of certain executives from the Company.

A new comparative review of peer group compensation was undertaken at the end of the 2007 fiscal year in connection with the review of Mr. Zafiropoulo’s compensation level. As part of that process, the peer group was adjusted to eliminate Coherent, Inc. and Lam Research Corp.

Elements of Compensation.  Each of the three major elements comprising the compensation package for executive officers (salary, bonus and equity) for the 2007 fiscal year was designed to achieve one or more of the Company’s overall objectives of setting a competitive level of compensation, tying compensation to the attainment of one or more of the Company’s strategic business objectives and subjecting a substantial portion of the executive officer’s compensation to the Company’s financial success as measured in terms of the Company’s stock price performance. The manner in which the Compensation Committee structured each element of compensation may be explained as follows.

Salary.  The Compensation Committee reviews the base salary level of each executive officer in January each year, with any salary adjustments for the year effective on January 1 of that year. The base salary for each executive officer named in the Summary Compensation Table is determined on the basis of his level of responsibility and experience. The Compensation Committee believes that this component of compensation should provide a level of security and stability from year to year and not be dependent to any material extent on the Company’s financial performance. In addition, both Mr. Zafiropoulo and Mr. Wright have existing employment agreements with the Company which set a minimum annual salary, subject to periodic upward adjustment at the discretion of the Compensation Committee. However, in light of the Company’s financial results, the Compensation Committee decided not to effect any increase to Mr. Zafiropoulo’s base salary for the 2007 fiscal year. In January 2007, the Compensation Committee increased Mr. Wright’s base salary by $20,000 from $275,000 to $295,000. The Compensation Committee believed that the increase was warranted in light of the increased responsibilities assumed by Mr. Wright as a result of the departures of certain executives of the Company.

In February, 2008 the Compensation Committee increased Mr. Wright’s base salary by $30,000 from $295,000 to $325,000 but decided not to increase Mr. Zafiropoulo’s base salary.

Incentive Compensation.  In January 2007 the Compensation Committee approved the Management Incentive Plan (the “MIP”), a cash bonus program for the 2007 fiscal year that was designed to advance the Company’s pay-for-performance policy by focusing the attention of the Company’s executive officers on the attainment of key objectives. The MIP provided the Company’s executive officers with a direct financial incentive in the form of a cash bonus award tied to the Company’s achievement of aggressive pre-established operational goals for the 2007 year. Half of the actual bonus amount was to be paid to each participant following the close of the 2007 fiscal year, provided the participant continued in the Company’s employ through such date. The other half was to be deferred and subject to an annual installment vesting schedule tied to the participant’s continued service with the Company over an additional three-year period. The deferred portion was to be paid as it vested and earn interest at a designated rate until paid. The plan provided for pro-ration of the non-deferred portion of the bonus in the event the participant’s employment should terminate under certain defined circumstances during the performance period. The deferred portion of the bonus was to immediately vest and become payable in the event the participant’s employment terminated under certain defined circumstances during the deferral period. Accelerated payouts under the plan would also occur in the event of certain changes in control or ownership of the Company.

The operational goals under the MIP were tied to the following measures of the Company’s financial performance for the 2007 fiscal year, weighted as indicated: revenue (50% weighting) and earnings per share (50% weighting). Levels of attainment were established for each goal, with each executive officer’s bonus potential tied to the actual level at which the goals were attained:

	Tier I	Tier II	Tier III

Revenue ($ in millions)	135	150	170
Earnings Per Share ($)	0.27	0.54	1.08

The bonus potential allocated to each goal at the various levels of attainment was as follows for the named executive officers:

Name	Performance Goal	Tier I ($)	Tier II ($)	Tier III ($)

A. Zafiropoulo	Revenue	0	250,000	500,000
	EPS	0	250,000	500,000
B. Wright	Revenue	0	117,500	235,000
	EPS	0	117,500	235,000

Under the terms of the MIP, if the actual level of attainment for either goal was above Tier I but below the Tier II level, the bonus potential would be in a dollar amount interpolated on a straight line basis between $0 and the Tier II dollar amount. The bonus potential would also be interpolated on a straight line basis if the actual level of attainment were at a point between the Tier II and Tier III levels. Should the Company’s revenue and earnings per share for the 2007 fiscal year exceed the Tier III level, the bonus potential for that level would also increase based on the amount by which the results exceeded the Tier III goals. At the time the goals were set in January 2007, the Company believed that the goals, though aggressive in light of prior fiscal year performance, were attainable at the established Tier I levels, but substantial uncertainty nevertheless existed as to the actual attainment of the goals at any of the established levels.

For the purposes of determining whether the revenue and earnings per share objectives were met for the 2007 fiscal year, the Compensation Committee used the numbers the Company reported for financial statement purposes in accordance with generally accepted accounting principles in the United States (“GAAP”). Based on those reported financial results, the Compensation Committee determined in January 2008 that neither of the performance goals was attained at the Tier I level, and no bonuses were accordingly awarded for the 2007 fiscal year.

In January 2008, the Compensation Committee established the cash incentive program for the 2008 fiscal year for the executive officers. The cash bonus opportunity for the 2008 fiscal year is provided under the Company’s Long-Term Incentive Plan (“LTIP”) and will be based on the Company’s attainment of net income and revenue growth targets for that year. If each performance goal is attained at the Tier I level, then the target bonus payable will be 90% of 2008 base salary for Mr. Zafiropoulo and 85% of 2008 base salary for Mr. Wright. Mr. Zafiropoulo and Mr. Wright were the Company’s only two executive officers in January 2008, and therefore the only two executive officers selected for participation in the LTIP for the 2008 fiscal year. The bonus potential for each such officer, as a multiple of his target bonus, is as follows for each level of attainment of the applicable performance goal:

NET INCOME GOAL

	NET INCOME LEVEL	MULTIPLE OF
LEVEL OF ATTAINMENT	(MILLIONS)	TARGET BONUS

Minimum	$3.721	0.25x
Tier I	$7.442	0.50x
Tier II	$10.813	0.75x
Tier III	$14.721	1.0x

REVENUE GOAL

	REVENUE LEVEL	MULTIPLE OF
LEVEL OF ATTAINMENT	(MILLIONS)	TARGET BONUS

Minimum	$98	0.25x
Tier I	$123	0.50x
Tier II	$140	0.75x
Tier III	$160	1.0x

Long-Term Incentives.  The Company has structured its long-term incentive program for executive officers in the form of equity awards under its 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”). For many years stock option grants were the Company’s sole form of equity award. Currently, the Company uses stock option grants in combination with other forms of equity awards available under the 1993 Plan to provide long-term incentives to its executive officers.

Generally, the Compensation Committee approves equity awards each fiscal year in the first quarter of that year in connection with the annual performance review of the Company’s executive officers. In January 2007, the Compensation Committee approved a general policy to authorize equity awards only at regularly scheduled quarterly meetings of the Compensation Committee, with such awards to be effective after such meeting at the close of the second full trading day following the release of the Company’s earnings for the quarter in which the award was authorized and with an exercise price per share equal to the closing price per share on the effective date of the grant.

Each stock option grant is designed to align the interests of the executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (the closing selling price on the grant date) over a specified period, usually ten years. Options granted in past years generally vest and become exercisable in a series of installments over a fifty month service period, contingent upon the officer’s continued employment with the Company. Accordingly, each option will provide a return to the executive officer only to the extent he remains employed with the Company during the vesting period, and then only if the fair market value of the underlying shares appreciates over the period between grant and exercise of the option.

In January 2006, the Compensation Committee began to award restricted stock units (“RSUs”) as part of the Company’s long-term incentive program. The Company believes that RSUs are a valuable addition to its long-term incentive program for several reasons, including ongoing concerns over the dilutive effect of option grants on the Company’s outstanding shares, the Company’s desire to have a more direct correlation between the compensation expense it must take for financial accounting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”) and the actual value delivered to executive officers and other employees, and the fact that the incentive effects of RSUs are less subject to market volatility than stock options. Each RSU entitles the recipient to one share of Common Stock at a designated issue date following the vesting of that unit, without the payment of an exercise price or other cash consideration for the issued share. The units are typically structured to vest in a series of three successive equal annual installments over the executive officer’s period of continued employment, subject to accelerated vesting in the event the officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued following the completion of that three-year vesting period (or, if earlier, upon the occurrence of any of the accelerated vesting events), subject to the Company’s collection of the applicable withholding taxes.

Based on the Company’s performance in the 2006 fiscal year, neither Mr. Zafiropoulo nor Mr. Wright received equity awards during the 2007 fiscal year. However, as part of the LTIP implemented in January, 2008, the Compensation Committee awarded stock options and RSUs to Mr. Zafiropoulo and Mr. Wright. The awards were made under the 1993 Plan on February 4, 2008 for the number of shares of the Company’s Common Stock indicated:

		Number of
		Shares Subject
		to Restricted
	Number of	Stock Units
Name	Option Shares (#)	(#)

A. Zafiropoulo	75,000	75,000
B. Wright	20,000	5,000

In determining the total number of shares to award each executive officer in the combined form of stock options and RSUs, the Compensation Committee’s objective was to bring the total direct compensation (salary, bonus and equity) of Mr. Wright to a point between the 55th and the 65th percentile of the peer group, and to bring the total direct compensation of Mr. Zafiropoulo to a point between the 75th and the 90th percentile of the peer group, in each instance based on market data from 2006, adjusted forward to 2008 using a 4% annual rate of increase. For such purpose, the value of the RSUs was calculated on the basis of the closing selling price of the underlying shares of Common Stock on the award date, and the option awards were valued on the basis of their grant-date fair value. The resulting annualized financial cost to the Company under SFAS 123R was then compared to the compensation expense disclosed in the annual report on Form 10-K for the most recently completed fiscal year of each company in the peer group based on the 2006 market data, adjusted forward to 2008.

The Compensation Committee believes that the long-term incentive program with its combination of RSUs and stock options will provide the Company’s executive officers and other employees with a competitive and more balanced equity compensation package, while at the same time reducing the total number of shares of the

Company’s Common Stock issuable under those stock-based awards. This is particularly important for the Company, since the total direct compensation of its executive officers is weighted to the equity award component.

Market Timing of Equity Awards.  The Compensation Committee does not engage in any market timing of the equity awards made to the executive officers or other award recipients. The awards for existing executive officers and employees are generally made in connection with the annual performance review process which generally occurs in the first quarter of the succeeding fiscal year. In addition, in January 2007, the Compensation Committee approved a general policy to authorize equity awards only at regularly scheduled quarterly meetings of the Compensation Committee, with such awards to be effective after such a meeting at the close of the second full trading day following the release of the Company’s earnings for the quarter in which those awards were authorized and with an exercise price per share equal to the closing price per share on the effective date of the grant. Equity awards for new hires are typically made at the next scheduled Compensation Committee meeting following the employee’s hire date. It is the Company’s intent that all stock option grants have an exercise price per share equal to the fair market value per share on the effective date of the grant.

Officer Employment Agreements.  The Company has entered into employment agreements with Mr. Zafiropoulo and Mr. Wright. A summary of the material terms of those employment agreements, together with a quantification of the severance benefits available under those agreements, may be found in the section of this Proxy Statement entitled “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

The severance benefits payable under each employment agreement are primarily in the form of salary continuation payments, the accelerated vesting of the deferred portion of any outstanding bonus awards, a pro-rata bonus for the year of termination, the vesting of certain outstanding equity awards, the continuation of health care coverage and (for Mr. Zafiropoulo) the continued use of a Company-provided automobile. The severance benefits will be provided under two basic scenarios: (i) an involuntary termination or resignation for good reason in the absence of a change in control and (ii) a termination for any reason following a change in control of the Company. In the change in control scenario, the level of severance benefits is higher in that:

(a) Both Mr. Zafiropoulo and Mr. Wright will be entitled to lifetime retiree health care coverage for themselves and their spouses, whereas in a non-change-in-control termination, until Mr. Wright attains age 62 and has completed 10 years of service to the Company, only Mr. Zafiropoulo will be entitled to such lifetime coverage. Mr. Zafiropoulo will also be entitled to such lifetime retiree health coverage upon the termination of his employment with the Company for any reason.

(b) All outstanding equity awards made to Mr. Zafiropoulo and Mr. Wright after July 20, 2003 will immediately vest upon a change in control (whether or not their employment terminates), whereas in a non-change-in-control termination, only a portion of each such award would vest on an accelerated basis.

(c) The salary continuation period would be twice as long in a change in control termination.

(d) Mr. Zafiropoulo will be entitled to a full tax gross-up with respect to any excise tax he may incur under Section 4999 of the Internal Revenue Code should any of the severance benefits he receives in a change in control situation be deemed to be a parachute payment under Section 280G of the Internal Revenue Code.

The Company believes the severance benefits payable under the employment agreements are fair and reasonable in light of the years of service Mr. Zafiropoulo and Mr. Wright have rendered the Company and the level of dedication and commitment they have shown over those years. The Company also believes that the higher level of severance benefits payable in a change in control situation is warranted. The severance benefits payable in connection with a change in control provide financial protection against any potential loss of employment that might otherwise occur as a result of an acquisition of the Company and will allow Mr. Zafiropoulo and Mr. Wright to focus their attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to their own financial situation. The Company also believes the single trigger vesting acceleration of their equity awards upon a change in control is justified because those awards are designed to serve as the primary vehicle for the executive officers to accumulate financial resources for retirement, and a change in control event is an appropriate liquidation point for awards intended for such purpose. The Company does not provide the executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for the accumulation of retirement funds is through the limited deferral opportunities provided under the Company’s 401(k) savings plan and the non-qualified deferred compensation plan. Mr. Zafiropoulo has not to date participated in the non-qualified deferred compensation plan, and Mr. Wright has participated only to a modest extent.

Executive Officer Perquisites.  It is not the Company’s practice to provide its executive officers with any meaningful perquisites. The Company does, however, provide Mr. Zafiropoulo with a company automobile for which the Company pays all expenses and which he uses from time to time for personal matters. The dollar value of the perquisite attributable to such personal use for the 2007 fiscal year was determined by a straight pro-ration of total Company costs between business miles and personal miles.

Other Programs.  The Company’s executive officers are eligible to participate in the Company’s 401(k) plan on the same basis as all other regular U.S. employees.

Deferred Compensation Programs.  In addition to the bonus component subject to mandatory deferral under the Company’s Long-Term Incentive Compensation Plan described under “Incentive Compensation” above, the Company maintains a non-qualified deferred compensation program for its executive officers. Such program is described under the heading “Nonqualified Deferred Compensation.” However, as indicated above, the Company believes that the equity award component of each executive officer’s total direct compensation package should serve as his major source of wealth creation, including the accumulation of substantial resources to fund the executive officer’s retirement years.

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based under the terms of Section 162(m). The stock options granted to the Company’s executives have been structured with the objective of qualifying those awards as performance-based compensation. Non-performance-based compensation paid to the Company’s executive officers for the 2007 fiscal did not exceed the $1.0 million limit per officer. However, because the Company has begun to include service-vesting restricted stock units as a component of equity compensation, it is likely that the non-performance-based compensation payable to the Company’s executive officers will exceed the $1.0 million limit in one or more future years. The Company believes that in establishing the cash and equity incentive compensation programs for its executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Company may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to its financial performance or through RSUs tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Company believes it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to its success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Summary Compensation Information

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2006 and 2007 by the Company’s Chief Executive Officer and Chief Financial Officer. Each of the listed individuals served in the indicated capacity throughout the 2007 fiscal year and shall be hereinafter referred to as a “named executive officer.” There were no other executive officers of the Company as of December 31, 2007.

					Change in
					Pension Value
					and
					Nonqualified
					Deferred
			Stock	Option	Compensation	All Other
		Salary	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Arthur W. Zafiropoulo,	2007	555,000	415,987	—	—	12,732 (4)	983,719
Chairman of the Board, Chief Executive Officer and
President	2006	555,000	415,987	—	—	16,978	987,965
Bruce R. Wright, Senior	2007	294,617	48,000	1,153	8	55,310 (5)	399,088
Vice President, Finance,
Chief Financial Officer and
Secretary	2006	273,837	48,000	24,836	—	45,422	392,095

(1)	Includes amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and 2007, in accordance with Statement of Financial Accounting Standards No. 123, as revised (“SFAS 123(R)”), with respect to stock awards which vested in those years, including awards granted in earlier years. The reported dollar amount is based on the grant-date fair value of each such stock award, measured in terms of the closing price of the Company’s Common Stock on the date of the award, and does not take into account any estimated forfeitures related to vesting conditions. For further information concerning such grant-date fair value, please see footnote 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008. Neither named executive officer forfeited any stock awards in the 2007 fiscal year.

(3)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and 2007, in accordance with SFAS 123(R), with respect to option awards which vested in those years, including awards granted in earlier years. The reported dollar amount is based on the grant-date fair value of each such option award, as determined pursuant to SFAS 123(R), and does not take into account any estimated forfeitures related to vesting conditions. Assumptions used in the calculation of such grant-date fair value are included in footnote 5 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2008. Neither of the named executive officers forfeited any stock options during the 2007 fiscal year.

(4)	Represents (i) a matching contribution made by the Company to the named executive officer’s account under the 401(k) Plan in the amount of $2,000 and (ii) $10,732 attributable to the non-business use of a Company car provided to Mr. Zafiropoulo.

(5)	Represents (i) a matching contribution made by the Company to the named executive officer’s account under the 401(k) Plan in the amount of $2,000 and (ii) $53,310 attributable to the amount accrued by the Company for the 2007 fiscal year with respect to the lifetime retiree health care coverage approved for Mr. Wright in such year. For further information regarding such benefit, please see the section entitled “Employment Contracts, Termination of Employment Agreements and Change in Control” below.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2007 fiscal year under a compensation plan.

		Potential Payouts Under Non-Equity
		Incentive Plan Awards(1)
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)(2)	($)(3)
(a)	(b)	(c)	(d)	(e)

Arthur W. Zafiropoulo	1/29/07	—	—	1,000,000
Bruce R. Wright	1/29/07	—	—	470,000

(1)	Reflects the potential amounts payable under the Company’s 2007 Management Incentive Plan based on the Company’s attainment of certain revenue and earnings per share goals set at various levels for that year (namely, Tier I, Tier II and Tier III levels). However, no amounts were earned under such plan for the 2007 fiscal year because neither of the 2007 fiscal year goals was attained at the minimum level (Tier I) required for bonus entitlement under such plan. For more information regarding the 2007 Management Incentive Plan, please see the section entitled “Incentive Compensation” in the Company’s Compensation Discussion and Analysis.

(2)	If the level of attainment were above Tier I level but below Tier II level (please see the section entitled “Incentive Compensation” in the Company’s Compensation Discussion and Analysis for the Tier II bonus amount), the bonus potential would be in a dollar amount interpolated on a straight line basis between $0 (the bonus amount at minimum Tier I level performance) and the Tier II dollar amount. Similarly, the bonus potential would be interpolated on a straight line basis if performance attainment were at a point between the Tier II and maximum (Tier III) levels.

(3)	If the level of attainment were above the maximum (Tier III) level, then the bonus potential listed for that level would increase based on the amount by which the maximum goals were exceeded.

2007 Management Incentive Plan.  The performance objectives established under the 2007 Management Incentive Plan for the 2007 fiscal year were tied to separate revenue and earnings per share goals set at three specified levels. Bonus potentials for each participant were set at a designated dollar amount for each specified level of attainment. Following the close of the 2007 fiscal year, the Compensation Committee reviewed the Company’s financial results for such year and determined that no amounts were earned under such plan in 2007 because neither the revenue goal nor the earnings per share goal was attained at the minimum specified level. For more information regarding the 2007 Management Incentive Plan, please see the section entitled “Incentive Compensation” in the Company’s Compensation Discussion and Analysis.

No equity-incentive or other stock-based awards were made to the named executive officers during the 2007 fiscal year. However, each of them received a stock option grant and restricted stock unit award under the Company’s 1993 Stock Option/Stock Issuance Plan on February 4, 2008 for the number of shares of the Company’s Common Stock indicated:

SFAS 123(R)
			Number of	Grant Date
	Number of	SFAS 123(R) Grant	Shares Subject to	Fair Value of
	Option	Date Fair Value of	Restricted	Restricted Stock
	Shares	Option Grant	Stock Units	Unit Award
Name	(#)	($)	(#)	($)

A. Zafiropoulo	75,000	361,350	75,000	724,500
B. Wright	20,000	96,360	5,000	48,300

Each option will vest and become exercisable for (i) twenty-four percent (24%) of the option shares upon the named executive officer’s completion of one (1) year of service measured from the February 4, 2008 grant date and (ii) the balance of the option shares in successive equal monthly installments upon his completion of each of the next thirty-eight (38) months of service thereafter. However, each option will vest in full and become exercisable for all the option shares on an accelerated basis upon certain changes in control of the Company.

Each awarded restricted stock unit will entitle the named executive officer to one share of Common Stock at a designated date following the vesting of that unit. The units will vest in a series of three successive equal annual installments over the named executive officer’s period of continued employment measured from January 1, 2008, subject to accelerated vesting in the event his employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued following the completion of that three-year vesting period or (if earlier) upon the occurrence of any of the accelerated vesting events.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2007.

	Number of
	Securities			Number of		Market Value
	Underlying			Shares or Units		of Shares or
	Unexercised	Option	Option	of Stock That		Units of Stock
	Options (#)	Exercise	Expiration	Have Not		That Have Not
Name	Exercisable	Price ($)	Date	Vested (#)		Vested ($)(2)
(a)	(b)	(c)	(d)	(e)		(f)

Arthur W. Zafiropoulo				21,668	(1)	245,715
	65,000	16.16	12/16/2015
	7,082	14.12	1/22/2015
	72,918	14.12	1/22/2015
	80,000	16.01	10/19/2014
	200,000	21.83	7/20/2013
	125,000	11.36	1/27/2013
	7,339	13.67	7/15/2012
	92,661	13.67	7/15/2012
	80,000	13.96	1/29/2012
	8,382	23.82	7/24/2011
	91,618	23.82	7/24/2011
	38,308	27.82	4/17/2011
	22,000	13.375	4/19/2009
Bruce R. Wright				2,500	(1)	28,350
	30,000	16.16	12/16/2015
	40,000	14.12	1/22/2015
	40,000	16.01	10/19/2014
	160,000	21.83	7/20/2013
	75,000	11.36	1/27/2013
	60,000	13.67	7/15/2012
	20,000	13.96	1/29/2012
	30,000	23.82	7/24/2011
	24,500	27.82	4/17/2011
	76,000	11.875	4/18/2010
	56,000	13.125	5/31/2009

(1)	Reflects the unvested portion of an award of 65,000 and 7,500 restricted stock units (RSUs) granted under the Company’s 1993 Stock Option/Stock Issuance Plan to Mr. Zafiropoulo and Mr. Wright, respectively, on January 31, 2006. Each RSU entitles the recipient to one share of the Company’s Common Stock at a designated date following the vesting of that unit. The units will vest in a series of three successive equal annual installments over the named executive officer’s period of continued employment measured from January 1, 2006, subject to accelerated vesting in the event his employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued following the completion of that three-year vesting period or (if earlier) upon the occurrence of any of the accelerated vesting events.

(2)	Based on the $11.34 closing price of the Company’s Common Stock on December 31, 2007.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers, the number and value of shares of Common Stock subject to each restricted stock or restricted stock unit award that vested during the year ended December 31, 2007. No stock options or stock appreciation rights were exercised by the named executive officers during the 2007 fiscal year, and none of those officers held any stock appreciation rights as of December 31, 2007.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting (#)	on Vesting ($)(1)
(a)	(b)	(c)

Arthur W. Zafiropoulo	21,666	245,692
Bruce R. Wright	2,500	28,350

(1)	Value realized is determined by multiplying (i) the market price of the Common Stock on the applicable vesting date by (ii) the number of shares as to which each award vested on such date.

Nonqualified Deferred Compensation

Deferred Cash Compensation

The following table shows the deferred compensation activity for each named executive officer during the 2007 fiscal year under the Company’s Executive Deferred Compensation Plan.

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions	Contributions	Earnings in		Withdrawals/	Balance at
Name	in Last FY ($)	in Last FY ($)	Last FY ($)		Distributions ($)	Last FYE ($)
(a)	(b)	(c)	(d)		(e)	(f)

Arthur W. Zafiropoulo	—	—	—		—	—
Bruce R. Wright	2,492	—	8	(1)	—	2,500

(1)	Represents a rate of return for the 2007 fiscal year of approximately 0.3%. The amount in this column is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and is also included in column (f) of this table. The amount corresponds to a composite of the actual market earnings or losses realized by a select group of investment funds utilized to track the notional investment return on the account balance for the 2007 fiscal year. The only investment fund so utilized for the 2007 fiscal year and the rate of return for such fund for such year was the SLD ING Stock Index (0.3% rate of return).

Executive Deferred Compensation Plan.  The Company has established the Executive Deferred Compensation Plan in order to provide its executive officers and other key employees with the opportunity to defer all or portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between 1% and 100% of his or her salary, commissions, bonuses and other awards. Each participant’s contributions to the plan are credited to an account maintained in his or her name on the Company’s books, in which the participant is fully vested at all times. The account is credited with notional earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. There are a total of 28 investment funds available for election, and the participant may change his or her investment choices daily. Upon the participant’s termination of employment for reasons other than retirement or disability, he or she will receive a lump sum distribution of his or her account balance within 60 days following the termination date, subject to any deferral under applicable tax laws. Upon the participant’s disability or retirement, his or her account balance will be distributed in a lump sum, or in a series of successive annual installments (but not to exceed 15), pursuant to the participant’s prior election. The participant may also, by prior election, receive one or more in-service distributions from his or her account balance. In the event a participant dies prior to receiving his or her entire account balance under the plan, his or her beneficiary will receive a lump-sum distribution of the remaining balance.

Deferred Equity Compensation

The following table shows the deferred compensation activity for each named executive officer for the 2007 fiscal year attributable to the shares of Common Stock that were vested as of December 31, 2007 under his outstanding restricted stock unit awards but that are subject to a deferred issuance date:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)	in Last FY ($)	Last FY ($)(1)	Distributions ($)	Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Arthur W. Zafiropoulo	—	—	—	—	$491,385	(2)
Bruce R. Wright	—	—	—	—	$56,700	(3)

(1)	Since no dividends were paid on outstanding Common Stock during the 2007 fiscal year, no amounts were credited to the named executive officer’s deferred share account pursuant to the dividend equivalent rights provided under his outstanding restricted stock units.

(2)	Represents the fair market value of the deferred shares of Common Stock subject to outstanding restricted stock units that had vested as of December 31, 2007. The amount reported was calculated by multiplying those vested deferred shares by the $11.34 per share closing price of the Common Stock on December 31, 2007. Mr. Zafiropoulo was credited with 43,332 vested deferred shares as of December 31, 2007. $831,974 of compensation cost under SFAS 123R has previously been reported with respect to those deferred shares in the Stock Award column of the Summary Compensation Tables for the 2006 and 2007 fiscal years. The deferred shares had an aggregate grant date fair value of $1,248,000.

(3)	Represents the fair market value of the deferred shares of Common Stock subject to outstanding restricted stock units that had vested as of December 31, 2007. The amount reported was calculated by multiplying those vested deferred shares by the $11.34 per share closing price of the Common Stock on December 31, 2007. Mr. Wright was credited with 5,000 vested deferred shares as of December 31, 2007. $96,000 of compensation cost under SFAS 123R has previously been reported with respect to those deferred shares in the Stock Award column of the Summary Compensation Tables for the 2006 and 2007 fiscal years. The deferred shares had an aggregate grant date fair value of $144,000.

Employment Contracts, Termination of Employment Agreements and Change of Control

1993 Plan

The Compensation Committee of the Board of Directors has the authority as the administrator of the Company’s 1993 Plan to provide for the accelerated vesting of any shares of Common Stock subject to outstanding equity awards held by the named executive officers and any other executive officers of the Company in the event of (i) an acquisition of the Company by merger or asset sale, (ii) a change in control of the Company effected through the acquisition of more than 50% of the Company’s outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership or (iii) upon a termination of their employment (whether involuntarily or through a resignation for good reason) following such acquisition or change in control. The Compensation Committee has structured certain option grants and restricted stock unit awards made to the named executive officers so that those equity awards will vest on an accelerated basis upon such an acquisition or change in control of the Company. In addition, as explained below, the Company’s existing employment agreements with Mr. Zafiropoulo and Mr. Wright also provide for full or partial accelerated vesting should their employment terminate under certain circumstances.

Employment Agreements

The Company has existing employment agreements with Messrs. Zafiropoulo and Wright that may be summarized as follows:

Mr. Zafiropoulo

The employment agreement with Mr. Zafiropoulo provides that he will serve as the Chief Executive Officer of the Company and that the Company will use its reasonable best efforts to have him elected as a member of the Board and as Chairman of the Board for so long as he remains so employed by the Company. The employment agreement currently entitles Mr. Zafiropoulo to an annual base salary of $555,000 and a target bonus of up to 60% of base salary (which can be periodically increased by the Compensation Committee and which was set at 90% for the 2007 fiscal year provided both performance goals for that year were attained at Tier II level), and he may also receive stock options or other equity awards from time to time at the discretion of the Compensation Committee. Mr. Zafiropoulo is also entitled to lifetime retiree health care coverage (medical and dental) for himself and his spouse. If the retiree health benefits become taxable to Mr. Zafiropoulo or his spouse, then he or she will be entitled to a full tax gross-up from the Company to cover the taxes attributable to such coverage and any taxes that apply to the gross-up payment.

Mr. Zafiropoulo’s employment may be terminated by either party at any time, with or without cause. If the Company terminates his employment other than for cause, or in the event of his death, disability or resignation for good reason, Mr. Zafiropoulo (or his beneficiary) will be entitled to receive the deferred portions of all outstanding bonuses earned for prior years, 12 months of continued base salary at the rate then in effect, a pro-rata bonus for the year of termination, accelerated vesting of 25% of the stock options and other equity awards granted to him on or after July 21, 2003, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and continued use of a Company car for 12 months with reimbursement from the Company of all related expenses. In addition, the Board may, in its discretion, provide a similar extended exercise period for options granted prior to July 21, 2003.

If, however, Mr. Zafiropoulo’s employment terminates for any reason in connection with a change of control of the Company, then he will, instead, receive the deferred portions of all outstanding bonuses earned for prior years, 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control), a pro-rata bonus for the year of termination and continued use of a Company car for 24 months with reimbursement from the Company of all related expenses. In addition, regardless of whether Mr. Zafiropoulo’s employment is terminated following a change of control of the Company, the stock options and other equity awards granted to him on or after July 21, 2003 will fully vest upon a change of control, and the time for exercising those options will be extended up to one year and 90 days following the termination of his employment. In addition, the Board may, in its discretion, provide for a similar extended exercise period for options granted prior to July 21, 2003.

Should Mr. Zafiropoulo incur an excise tax under Section 4999 of the Internal Revenue Code with respect to any payments he receives from the Company that constitute a parachute payment under the federal tax laws, then the Company will make a full tax gross-up payment to him to cover such excise tax and any income and employment taxes that apply to the gross-up payment.

For purposes of the employment agreement, a change of control generally includes:

•	Acquisition of more than 50% of the Company’s voting stock by any person or group of related persons;

•	Change in membership on the Board such that a majority of the directors who are currently on the Board, together with those subsequently nominated by such directors, no longer constitute a majority of the Board;

•	Consummation of a merger or consolidation in which the Company is not the surviving entity;

•	Sale, transfer or other disposition of all or substantially all of the Company’s assets; or

•	A reverse merger in which the Company is the surviving entity but in which the Company’s stockholders before the merger do not own more than 50% of the voting stock after the merger.

Mr. Wright

The employment agreement with Mr. Wright provides that he will serve as the Senior Vice President, Finance, Chief Financial Officer, and Secretary of the Company. The employment agreement entitles Mr. Wright to an annual base salary, which is currently set at $325,000, and a target bonus of up to 40% of base salary (which can be increased periodically by the Compensation Committee and which was set at 80% for fiscal year 2007 provided both performance goals for that year were attained at Tier II level), and he may also receive stock options or other equity awards from time to time at the discretion of the Compensation Committee.

Mr. Wright’s employment may be terminated by either party at any time, with or without cause. If the Company terminates his employment other than for cause, or in the event of his death, disability or resignation for good reason, Mr. Wright (or his beneficiary) will be entitled to receive the deferred portions of all outstanding bonuses earned for prior years, 12 months of continued base salary at the rate then in effect, a pro-rata bonus for the year of termination, accelerated vesting of 25% of the stock options and other equity awards granted to him on or after July 21, 2003, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and, except in the case of death, reimbursement of COBRA costs for continued medical coverage for up to 18 months following his termination of employment. In addition, the Board may, in its discretion, provide a similar extended exercise period for options granted prior to July 21, 2003.

If, however, Mr. Wright’s employment terminates for any reason in connection with a change of control of the Company, then he will, instead, receive the deferred portions of all outstanding bonuses earned for prior years, 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control), a pro-rata bonus for the year of termination and lifetime retiree health care coverage for himself and his spouse, as described below. In addition, regardless of whether Mr. Wright’s employment is terminated following a change of control of the Company, the stock options and other equity awards granted to him on or after July 21, 2003 will fully vest upon a change of control, and the time for exercising those options will be extended up to one year and 90 days following the termination of his employment. In addition, the Board of Directors may, in its discretion, provide a similar extended exercise period for options granted prior to July 21, 2003. A change of control for purposes of Mr. Wright’s employment agreement has the same meaning as in Mr. Zafiropoulo’s employment agreement described above.

In January 2007 the Compensation Committee amended Mr. Wright’s employment agreement to provide Mr. Wright and his spouse with lifetime retiree health care coverage (medical and dental), under either of the following two circumstances, but subject to his payment of the same costs charged an active employee for health care coverage for himself and his spouse: (i) he retires from the Company after attainment of age 62 and completion of at least 10 years of service with the Company or (ii) his employment terminates for any reason following a change of control of the Company.

Quantification of Benefits

The charts below quantify the potential payments Mr. Zafiropoulo and Mr. Wright would receive based upon the following assumptions:

(i) the executive’s employment terminated on December 31, 2007 under circumstances entitling him to severance benefits under his employment agreement,

(ii) as to any benefits tied to the executive’s rate of base salary, the rate of base salary is assumed to be the executive’s rate of base salary as of December 31, 2007, and

(iii) with respect to the first chart below, as to any benefits tied to a change in control, the change in control is assumed to have occurred on December 31, 2007 and the change in control consideration paid per share of the Company’s outstanding Common Stock is assumed to be equal to the closing selling price of such Common Stock on December 31, 2007, which was $11.34 per share.

Benefits Received Upon Termination in Connection with a Change in Control

Lifetime
		Retiree		Accelerated
		Medical		Vesting
		Coverage		Equity
		(Including Tax		Awards/		Continued
		Gross-Up		Extension		Use of
	Salary	for Mr.		of Stock		Corporate	Excise Tax
	Continuation	Zafiropoulo)		Option		Automobile	Gross-Up
Executive	($)	($)		Term		($)	($)

Mr. Zafiropoulo	1,100,000	484,568	(1)	1,121,052	(2)	21,464	0
Mr. Wright	590,000	288,136		668,880	(2)	—	—

(1)	Includes a gross-up payment to Mr. Zafiropoulo to cover the taxes attributable to such coverage and any taxes that apply to such gross-up payment.

(2)	Represents (i) the intrinsic value of the accelerated vesting of the named executive officer’s unvested restricted stock units, based on the $11.34 closing price per share of the Company’s Common Stock on December 31, 2007, plus (ii) the value of the extension of the option term of all outstanding options held by the named executive officer on December 31, 2007 from 90 days to 455 days, estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R.

Benefits Received Upon Termination Not in Connection with a Change in Control

Accelerated
		Lifetime			Vesting
		Retiree			of Stock
		Medical			Options
		Coverage			and Other		Continued Use
	Salary	(Including Tax			Equity		of Corporate
	Continuation	Gross-Up)		COBRA	Awards		Automobile
Executive	($)	($)		($)	($)		($)

Mr. Zafiropoulo	555,000	484,568	(1)	—	1,059,612	(2)	10,732
Mr. Wright	295,000	—		18,705	661,792	(2)	—

(1)	Includes a gross-up payment to Mr. Zafiropoulo to cover the taxes attributable to such coverage and any taxes that apply to such gross-up payment.

(2)	Represents (i) the intrinsic value of the accelerated vesting of the named executive officer’s unvested restricted stock units, based on the $11.34 closing price per share of the Company’s Common Stock on December 31, 2007 plus (ii) the value of the extension of the option term of all outstanding options held by the named executive officer on December 31, 2007 from 90 days to 455 days, estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R.

Mr. Zafiropoulo and his spouse will also be entitled to lifetime retiree health care coverage at the Company’s expense upon the termination of his employment for any other reason. In addition, Mr. Zafiropoulo and Mr. Wright will each be entitled, upon their termination of employment for any reason, to exercise their outstanding vested stock options and to receive any deferred shares of the Company’s Common Stock subject to their vested restricted stock unit awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Gemunder, Richard, Sollitto and Timmins served as members of the Company’s Compensation Committee during all or a portion of the fiscal year completed December 31, 2007. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

ANNUAL REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this Proxy Statement.

Compensation Committee
Joel F. Gemunder
Henri Richard
Vincent F. Sollitto, Jr.
Rick Timmins

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of all directors and officers. In addition, each director and officer of the Company has entered into a separate indemnification agreement with the Company.

In fiscal year 2007, AMD purchased Company products for a total of $5.9 million, representing 5.3% of the Company’s net sales for that year. Mr. Henri Richard was an executive officer of AMD until September 2007. The Board of Directors had previously determined that because of the relationship between the Company and AMD, Mr. Richard did not qualify as an independent director. The Audit Committee approved the sale of the Company’s products and services to AMD in the ordinary course of business. However, as of September 2007, Mr. Richard was no longer employed by AMD, and the Board has now determined that he qualifies as an independent director under Marketplace Rule 4200 of The Nasdaq Stock Market.

Scott Zafiropoulo, the son of Arthur Zafiropoulo, the Company’s Chairman of the Board and Chief Executive Officer, is an employee of the Company. In fiscal year 2007, Mr. S. Zafiropoulo earned approximately $171,316 in salary. In addition, in October 2007, Mr. S. Zafiropoulo received a stock option in connection with his employment to purchase 7,500 shares of the Company’s common stock subject to the following vesting schedule: 24% of the shares will vest upon his completion of one year of service measured from the grant date, and the remaining shares will vest in 38 successive equal monthly installments upon his completion of each of the next 38 months of service thereafter.

The Board of Directors has adopted a written policy that all material transactions with affiliates will be on terms no more or less favorable to the Company than those available from unaffiliated third parties and will be approved by the Audit Committee.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each of Messrs. Gemunder, Konidaris, Raney, Richard, Sollitto and Timmins is an “independent director” as that term is defined in Marketplace Rule 4200 of The Nasdaq Stock Market.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by SAS 61, as amended by SAS 90 (Communication With Audit Committee).

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors

Nicholas Konidaris
Dennis Raney
Rick Timmins, Chairman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons who are the beneficial owners of more than ten percent (10%) of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than ten percent (10%) beneficial stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations from reporting persons for the 2007 fiscal year, the Company believes that all of the Company’s executive officers, directors and greater than ten percent (10%) beneficial stockholders complied with all applicable Section 16(a) filing requirements for the 2007 fiscal year.

ANNUAL REPORT

A copy of the Annual Report of the Company for the fiscal year ended December 31, 2007 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except for “Executive Officers of the Registrant” from Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

The Board of Directors of
Ultratech, Inc.

Dated: June 19, 2008

APPENDIX A
Form of Proxy

ULTRATECH, INC.
PROXY
ANNUAL MEETING OF STOCKHOLDERS
JULY 22, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                The undersigned hereby appoints Arthur W. Zafiropoulo and Bruce R. Wright and each of them as Proxies of the undersigned with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of Common Stock of Ultratech, Inc., a Delaware corporation (the “Company”), held of record by the undersigned on May 23, 2008 at the Annual Meeting of Stockholders of Ultratech, Inc. to be held on July 22, 2008 at 2:00 p.m., local time, at Ultratech, Inc.’s Corporate Headquarters, Building No. 2, 2880 Junction Avenue, San Jose, California 95134, or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.
                This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.
1.	To elect four (4) directors to serve for the ensuing two years until the expiration of their terms in 2010, or until their successors are duly elected and qualified.

NOMINEES	(01) JOEL F. GEMUNDER,	(02) NICHOLAS KONIDARIS,

	(03) RICK TIMMINS,	(04) ARTHUR W. ZAFIROPOULO

For ALL Nominees	☐	Withheld from ALL Nominees	☐

☐
For all nominees except as noted above

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN

☐	☐	☐
(continued, and to be signed, on the other side)

3.	To approve a stockholder proposal relating to the Company’s classified Board of Directors.

FOR	AGAINST	ABSTAIN

☐	☐	☐
4.	To approve a stockholder proposal requesting that the Board of Directors implement certain procedures relating to stockholder proposals.

FOR	AGAINST	ABSTAIN

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5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees named herein is unable to serve or for good cause will not serve.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
           Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:

Signature

(Additional signature if held jointly)